EXHIBIT 23.3






         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Peoples Community Bancorp, Inc.


We have issued our report dated October 30, 2003 with respect to the audit of Peoples Community Bancorp's consolidated statements of earnings, stockholders' equity, comprehensive income and cash flows for the year ended September 30, 2003, which is incorporated by reference in Peoples Community Bancorp's Annual Report on Form 10-K for the year ended September 30, 2005. We hereby consent to the incorporation by reference of said report in Peoples Community Bancorp's Form S-8 to be filed on or about February 15, 2006.

/s/Grant Thornton LLP

Cincinnati, Ohio
February 14, 2006